EXHIBIT 99.3

AFFILIATED COMPUTER SERVICES, INC.
EDUCATION SERVICES

Compliance Audit (Attestation Engagement) For
Lenders and Lender Servicers Participating in the
Federal Family Education Loan Program

Year Ending June 30, 2005

AFFILIATED COMPUTER SERVICES, INC.
EDUCATION SERVICES

Table of Contents

Independent Accountants’ Report

ACS Education Services Statement of Compliance

Schedule of Findings

Appendix

A	Background

B	Listing of Lenders Covered by Compliance Attestation

Independent Accountants’ Report

The Board of Directors

Affiliated Computer Services, Inc.

Education Services

Long Beach, California

We have examined management’s assertions, included in its representation letter dated October 14, 2005 that Affiliated Computer Services, Inc. (ACS) Education Services complied with the following compliance requirements specified in the Audit Guide, Compliance Audits (Attestation Engagements) for Lenders and Lender Servicers Participating in the Federal Family Education Loan Program (the Guide) issued by the U.  S.  Department of Education, Office of the Inspector General, dated December 1996, relative to ACS Education Services’ administration of the Federal Family Education Loan Program on behalf of its lender clients during the year ended June 30, 2005 and that ACS Education Services maintained effective internal control over compliance with the aforementioned compliance requirements as of June 30, 2005:

•                                          Support for LaRS

•                                          Documentation

•                                          Payment of Loan Origination Fees

•                                          Interest Benefits - Eligibility, Proper Rate and Proper Calculations

•                                          Special Allowance Payments - Eligibility and Proper Calculation of Average Daily Balances

•                                          Accurate Loan Principal Balances

•                                          Reporting of Sales, Purchases and Transfers

•                                          Recording of Student Status Changes

•                                          Payment Processing

•                                          Due Diligence in the Collection of Loans

•                                          Timely Filing of Claims

•                                          Curing Due Diligence/Timely Filing Violations

As discussed in that representation letter, management is responsible for ACS Education Services’ compliance with - and the effectiveness of ACS Education Services’ internal control over compliance with - those requirements.  Our responsibility is to express an opinion on management’s assertions about ACS Education Services’ compliance with - and the effectiveness of ACS Education Services’ internal control over compliance with - the specified compliance requirements based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants, Government Auditing Standards, issued by the Comptroller General of the United States, and the Guide and, accordingly, included examining, on a test basis, evidence about ACS Education Services’ compliance with those requirements; obtaining an understanding of the internal control over compliance with the specified compliance requirements; testing and evaluating the design and operating effectiveness of the internal control; and performing such other procedures as we considered necessary in the circumstances.  We believe that our examination provides a reasonable basis for our opinion.  Our examination does not provide a legal determination on ACS Education Services’ compliance with specified requirements.

Because of inherent limitations in any internal control, errors or irregularities may occur and not be detected.  Also, projections of any evaluation of the internal control over compliance with the specified requirements to future periods are subject to the risk that internal control over compliance may become inadequate because of changes in conditions, or that the degree of compliance with the policies and procedures may deteriorate.

In our opinion, management’s assertions that ACS Education Services complied with the aforementioned compliance requirements for the year ended June 30, 2005 are fairly stated, in all material respects.  Also in our opinion, management’s assertion that ACS Education Services maintained effective internal control over compliance with the aforementioned compliance requirements as of June 30, 2005, is fairly stated, in all material respects, based upon criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

This report is intended solely for the information and use of the ACS Education Services audit committee, management, lender clients, and the U.  S.  Department of Education and is not intended to be and should not be used by anyone other than these specified parties.

/s/ KPMG LLP

October 14, 2005

October 14, 2005

Guarantor and Lender Oversight Staff

US Department of Education

600 Independence Avenue, SW

Room 4624, ROB-3

Washington, D.C.  20202-5132

We, as members of Affiliated Computer Services, Inc.  (ACS) Education Services are responsible for complying with the requirements of the Federal Family Education Loan (FFEL) Program.  We are responsible for, and we have established and maintained, an effective internal control structure over FFEL Program requirements.  We have performed an evaluation of ACS Education Services compliance with the following requirements of the FFEL Program during the year ended June 30, 2005.  Based on this evaluation, we assert that during the year ended June 30, 2005, ACS Education Services has materially complied with the FFEL Program requirements below relative to those services provided to our clients.

•                                          The loan information (loan types, interest rate, beginning and ending principal loan balances), and loan status (past due, in grace, in deferment) reported in Parts I, II, IN, IV, and V of the Lenders  Interest and Special Allowance Request and Report- LaRS, prepared by ACS Education Services  and submitted to ED on behalf of our lender clients or the billing information prepared by Education Services and submitted to our lender clients during the year ended June 30, 2005 agrees with ACS Education Services summary records/ledger and as of June 30, 2005, ACS Education Services had effective internal control over compliance with the requirements that such information be in agreement.

•                                          ACS Education Services supported loans reported in LaRS prepared by ACS Education Services and  submitted to ED on behalf of our lender clients or the billing information prepared by ACS Education Services and submitted to our lender clients during the year ended June 30, 2005 with - and as of June 30, 2005, ACS Education Services had effective internal control over compliance requirements  for supporting loans with - loan records that include all applicable documents listed in Section II, Compliance Requirements 2, of the Audit Guide that our lender clients have contracted with ACS Education Services to store.

•                                          During the year ended June 30, 2005, ACS Education Services completely reported, classified and computed, in accordance with LaRS instructions - and as of June 30, 2005, ACS Education Services  had effective internal control over compliance with LaRS instructions for classifying and computing - the loan origination information reported in Part I of LaRS prepared by ACS Education Services and  submitted to ED on behalf of our lender clients or the billing information prepared by ACS Education  Services and submitted to our lender clients.

•                                          Loans included in Part II of LaRS prepared by ACS Education Services and submitted to ED on behalf of our lender clients or the billing information prepared by ACS Education Services and  submitted to our lender clients during the year ended June 30, 2005 were - and as of June 30, 2005,  ACS Education Services had effective internal control over compliance with requirements that loans are (1) in a status eligible for interest benefits, (2) assigned the correct interest rate in accordance with Section 427A(a)-(i) of the HEA, as amended, and (3) classified in the correct interest rate category in accordance with LaRS instructions.  Ending principal amounts, average daily balances, and interest amounts were calculated in accordance with - and as of June 30, 2005, ACS Education Services had effective internal controls over compliance with  requirements for calculation in accordance with - LaRS instructions.

•                                          Loans included in Part III of LaRS prepared by ACS Education Services and submitted to ED on behalf of our lender clients or the billing information prepared by ACS Education Services and submitted to our lender clients during the year ended June 30, 2005 were, - and as of June 30, 2005, ACS Education Services had effective internal control over compliance with requirements that loans are - (1) in a status eligible for special allowance and (2) properly categorized on the LaRS in accordance with the LaRS instructions.  Ending principal balances, average daily balances, and adjustments for differences in average daily balances were calculated in accordance with - and as of June 30, 2005, ACS Education Services had effective internal controls over compliance with requirements for calculation in accordance with - LaRS instructions.

•                                          In Parts IV and V of LaRS prepared by ACS Education Services and submitted to ED on behalf of our lender clients or the billing information prepared by ACS Education Services and submitted to our lender clients during the year ended June 30, 2005, ACS Education Services properly classified and accurately reported - and as of June 30, 2005, ACS Education Services had effective internal control over compliance with requirements to properly classify and report - loan principal balances in accordance with the LaRS instructions and included all outstanding loans (except those for which the guaranty was voided are not included in Parts IV and V.)

•                                          Loan purchases and sales made on behalf of our lender clients during the year ended June 30, 2005 were recorded by ACS Education Services in accordance with - and as of June 30, 2005, ACS Education Services had effective internal control over compliance for recording loan purchases/sales in accordance with applicable loan purchase/sale instructions provided to ACS Education Services by their lender clients with respect to the start/end date of eligibility for interest, special allowance and responsibility for payment of loan origination fees.  During the year ended June 30, 2005, ACS Education Services recorded completely and accurately in the servicer’s loan servicing systems - and as of June 30, 2005, ACS Education Services had effective internal control over compliance with requirements to record completely and accurately in the servicer’s loan servicing systems - all applicable LaRS loan data for loans transferred, including beginning balances.

•                                          Upon receipt of Student Status Confirmation Reports or other notification of change information for loans serviced during the year ended June 30, 2005, ACS Education Services accurately updated -and as of June 30, 2005, ACS Education Services had effective internal control over compliance with requirements to accurately update - loan records for changes to student status, including conversion to repayment status in accordance with 34 CFR 682.401 (b)(20) and 34 CFR 682.209, respectively.

•                                          For loans serviced during the year ended June 30, 2005, ACS Education Services:  (a) calculated and as of June 30, 2005, ACS Education Services had effective internal control over compliance with requirements to calculate - interest and principal in accordance with 34 CFR 682.304 and (b) applied and as of June 30, 2005, ACS Education Services had effective internal control over compliance with requirements to apply (i) loan payments effective with the day of receipt and (ii) prepayments in accordance with 34 CFR 682.209 or the documented specific request of the borrower.

•                                          For loans serviced during the year ended June 30, 2005, ACS Education Services complied with - and as of June 30, 2005, ACS Education Services had effective internal control over compliance with - the due diligence requirements for collection of delinquent loans, including the requirements for skip-tracing or pre-claims assistance set forth in 34 CFR 682.411 (c)-(m).

•                                          For loans serviced during the year ended June 30, 2005, ACS Education Services complied with - and as of June 30, 2005, ACS Education Services had effective internal control over compliance with - deadlines for timely filing of claims with the guaranty agency concerning death, disability, false certification, closed schools, or bankruptcy contained in 34 CFR 682.402(b), (c), (d), (e), (f) and (g)

for default claims contained in 34 CFR 682.406(a)(5).  For loans serviced during the year ended June 30, 2005, ACS Education Services accurately categorized - and as of June 30, 2005, ACS Education Services had effective internal control over compliance with requirements for accurately categorizing -amounts pertaining to claims in LaRS.

•                                          For loans with timely-filing violations or due diligence violations that were cured during the year ended June 30, 2005, ACS Education Services documented that it performed - and, as of June 30, 2005, ACS Education Services had effective internal control over compliance with requirements to perform - cure procedures required by 34 CFR 682 Appendix D [Bulletin 88-G-138].  For loans on which a cure was required but that were not cured during the year ended June 30, 2005, ACS Education Services properly categorized - and, as of June 30, 2005, ACS Education Services had effective internal control over compliance with the requirements to properly categorize the loans in LaRS prepared and submitted to ED on behalf of our lender clients or the billing information prepared by ACS Education Services and submitted to our lender clients.

Very Truly Yours,

/s/ Meliss Hankin

Meliss Hankin

Senior Vice President

ACS Education Services

Affiliated Computer Services, Inc.

Education Services, GLS Division

Schedule of Findings

Finding No. 1

Prior Period Interest Benefit and Special Allowance Adjustments

Criteria:

§682.304 Methods for computing interest benefits and special allowance.

(a) General The Secretary pays a lender interest benefits and special allowance on eligible loans on a quarterly basis.  These calendar quarters end on March 31, June 30, September 30, and December 31 of each year.  A lender may use either the average daily balance method or the actual accrual method to determine the amount of interest benefits payable on a lender’s loans.  A lender shall use the average daily balance method to determine the balance on which the Secretary computes the amount of special allowance payable on its loans.

Statement of Condition:

We noted three loans from Lender ID #833921 and one loan from Lender ID #822904 that had Prior Period Interest Benefit adjustments calculated incorrectly.  In addition, we noted two loans from Lender ID #833921, one loan from Lender ID #833079, and one loan from Lender ID #831495 that had that Prior Period Special Allowance adjustments calculated incorrectly.

Cause:

The majority of Prior Period adjustments are calculated systematically.  However, a manual Prior Period adjustment was required for lender #833921 for the quarter ending March 31, 2005 to account for a special rate reduction of 0.5% that needed to be applied retroactively.  This special rate changed Interest calculations which changed the Principal Balance Outstanding.  This affected the Average Daily Balances for Special Allowance and the Interest Benefits which required Prior Period adjustments.  In general, the incorrect calculations resulted from using an incorrect starting principal balance.

The Prior Period Interest Benefit adjustment error for the loan from Lender ID #822904 was a manual adjustment where the processor used the incorrect number of days for an interest calculation.

The Prior Period Special Allowance adjustment error for the loan from Lender ID #833079 was a manual adjustment where the processor correctly updated one prior quarter but did not make an adjustment for another required prior quarter.

The Prior Period Special Allowance adjustment error for the loan from Lender ID #831495 was a manual adjustment where the processor correctly updated one prior quarter but used an incorrect disbursement amount for another required prior quarter.

Effect:

The effect of the manual Prior Period adjustment errors was minimal.  For the Prior Period Special Allowance adjustments three of the errors in Average Daily Balances were less than $55 dollars per quarter.  The fourth error canceled an amount larger than the disbursement amount of $2,750, and this resulted in a disbursement amount of $2,500 under reported on the LaRS.  The resulting effect of the errors in the Special Allowance amount reported in the LaRS was not material.

For three of the Prior Period Interest Benefit errors, the effect was less than two dollars.  For the fourth Prior Period Interest Benefit error, the error resulted in an under reporting of $92.61.  The resulting effect of the errors on the Interest Benefit amount reported in the LaRS was not material.

Recommendation:

We recommend that ACS Education Services strengthen their quality assurance review related to prior period Interest Benefit and Special Allowance manual adjustments to system records.

Management’s Response:

We will share this finding with our quality assurance staff so that they can ensure that they are focusing on these types of manual processing errors.  We will also assess whether our statistical sample size needs to be expanded in this particular area.

Finding No.  2

Special Allowance Current Quarter

Criteria:

§682.302 Payment of special allowance on FFEL loans.

(c) Rate.  (1) Except as provided in paragraph (c)(2) of this section, the special allowance rate for an eligible loan during a 3-month period is calculated by—

(i)                                  Determining the average of the bond equivalent rates of the 91-day Treasury bills auctioned during the 3-month period;

(ii)                              Subtracting the applicable interest rate for that loan;

(iii)                          Adding—(A)(l) 2.8 percent to the resulting percentage for a Federal Stafford loan for which the first disbursement is made on or after July 1, 1998; or (2) 2.2 percent to the resulting percentage for a Federal Stafford loan for which the first disbursement is made on or after July 1, 1998 during the borrower’s in-school, grace, and authorized period of deferment.

Statement of Condition:

We noted that one loan from Lender ID #833471 was placed in an incorrect Special Allowance category for 16 days during our review of Special Allowances.

Cause:

The Special Allowance category of the one loan was incorrectly updated when a deferment was manually processed on January 17, 2005.  Since the deferment was retroactive to July 14, 2004, the loan should have been placed in the Special Allowance category of CA (Stafford Loans disbursed after January 1, 2000 while in school, grace, or deferment) for the entire quarter.  Instead the loan was only placed in the Special Allowance category of CA starting from January 17, 2005.  The first 16 days of the quarter remained in the Special Allowance category of CB (Stafford loans disbursed after January 1, 2000 while in a status other than in-school, grace, or deferment).

Effect:

The difference between the Special Allowance rates for CA and CB is 0.6% which resulted in the loan being charged Special Allowance at a rate 0.6% higher for 16 days.  The effect of the error was not material.

Recommendation:

We recommend that ACS Education Services strengthen their quality assurance review related to manual adjustments to system records.

Management’s Response:

We will share this finding with our quality assurance staff so that they can ensure that they are focusing on these types of manual processing errors.  We will also assess whether our statistical sample size needs to be expanded in this particular area.

Finding No. 3

Student Status Changes

Criteria:

§682.411 Basic Program Agreement

(b)                               Terms of agreement

(20)                        Monitoring student enrollment.  The guaranty agency shall monitor the enrollment status of a FFEL program borrower or student on whose behalf a parent has borrowed that includes, at a minimum, reporting to the current holder of the loan within 60 days any change in the student’s enrollment status reported that triggers—

(i)           The beginning of the borrower’s grace period; or

(ii)          The beginning or resumption of the borrower’s immediate obligation to make scheduled payments.

Statement of Condition:

We noted that one loan from Lender ID #819873 had a notice of a new graduation date was not updated to the system records.

Cause:

For one borrower, a notice was received from the Guarantor to change the graduation date from August 27, 2004 to August 24, 2003.  ACS Education Services noted that this new date could be incorrect because a disbursement was made July 30, 2004, which would indicate the borrower was still in school.  ACS Education Services sent a letter to the University to verify the graduation date.  The University sent a letter back to ACS Education Services reporting a graduation date of August 24, 2004.  The borrower’s records were not updated to reflect the graduation date from August 27, 2004 to August 24, 2004.

Effect:

The effect of not changing the graduation date would have been that the separation date and grace end date were three days off resulting in three days less of interest accruals.  However, the borrower subsequently had another change in the graduation date to June 11, 2006 which was correctly updated in the borrower’s records by ACS Education Services.

Recommendation:

We recommend that ACS Education Services strengthen their quality assurance review related to manual adjustments to system records.

Management’s Response:

We believe that this particular finding is an isolated anomaly but we will share it with our quality assurance staff so that they can look for similar types of issues.

APPENDIX A
Background

The Higher Education Act of 1965 (HEA), as amended, requires each lender, as defined in Section 428(b)(l)(U) of the HEA, participating in the Federal Family Education Loan (FFEL) Program to obtain a compliance attestation of its FFEL Program.  These compliance attestations are performed in accordance with the AICPA’s Professional Standards for Attestation Engagements (SSAE) No. 10, Section 800, the general fieldwork and reporting standards in Government Auditing Standards, issued by the Comptroller General of the United States; and the Audit Guide, Compliance Audits (Attestation Engagements) for Lenders and Lender Servicers Participating in the Federal Family Education Loan Program (the Guide) issued by the US Department of Education, Office of Inspector General, dated December 1996.

Lenders using a third-party service organization(s) to service all or part of its FFEL Program loan portfolio may not be able to make all of the assertions required in Section II of the Audit Guide.  In those situations, the Department of Education will accept, as meeting the lender audit requirement, an independent accountants’ report based upon an “alternative or combined” engagement as defined in Section III of the Audit Guide.  The lender must obtain from the service organization an audit/attestation report that meets the requirements described in Section III of the Audit Guide.

The independent accountants’ report(s) must include their opinion with respect to the service organization’s compliance with the specified requirements in Section II of the Audit Guide pertaining to functions carried out by the servicing organization.

ACS Education Services is a for profit third-party student loan servicing organization responsible for the proper and timely performance of many aspects of student loan processing.  The primary services provided to the loan holders by ACS Education Services are:

•                                          accepting loan origination and disbursement information on new and existing borrowers;

•                                          processing of general borrower correspondence, forbearance and deferment requests and borrower  status changes;

•                                          receiving and tracking original, imaged or electronic loan documentation;

•                                          maintaining borrower demographic information while the student is in school, billing accrued interest to the appropriate parties, and combining multiple loans where appropriate;

•                                          processing borrower loans through the grace period, placing the loans into repayment and calculating monthly payment amounts; and,

•                                          applying loan payments, calculating delinquency periods, collection activities, claim processing on defaulted loans and cure procedures for defaulted loans rejected by the guarantor.

The functions described above provide a basis for ACS Education Services to prepare information for the quarterly Lender Reporting System (LaRS) filings.

The lender ID’s covered by this report are included in Appendix B.

APPENDIX B

Listing of Lenders Covered by Compliance Attestation

800061	810948	822170	828707	831364	833078	833732	834145
801871	811076	822371	828798	831419	833079	833733	834148
802176	811077	822425	828863	831455	833090	833741	834159
802486	811078	822427	829064	831458	833175	833750	888888
802933	811325	822904	829174	831495	833197	833770	899980
805317	811571	823132	829505	831539	833207	833789	899996
805595	811577	823730	829626	831543	833233	833806
807510	811613	823817	829639	831640	833278	833860
807542	813287	824038	829677	831683	833285	833872
807596	813749	824206	829691	831692	833289	833873
807974	813891	824287	829704	831785	833325	833903
807983	813934	824421	829705	831925	833347	833921
807989	814667	824515	829775	831927	833356	833922
808012	814817	824746	829924	831940	833361	833923
808058	817970	824749	830005	831957	833364	833934
808111	819012	824780	830308	831994	833395	833954
808125	819271	824901	830480	831997	833396	833955
808588	819438	824935	830485	832095	833405	834003
808626	819504	825163	830486	832129	833422	834004
808664	819873	825550	830628	832145	833471	834011
808717	820163	826351	830631	832304	833500	834042
808732	820164	826442	830713	832519	833505	834058
808755	820166	826799	830772	832537	833585	834076
808865	820418	826855	830841	832547	833616	834086
808927	820480	826884	830931	832603	833617	834088
808936	820622	827735	831008	832640	833645	834101
808956	820734	827756	831106	832793	833653	834117
809563	821620	827800	831127	832908	833659	834119
809921	821623	827859	831211	832919	833670	834129
810235	821690	828257	831299	832935	833685	834136